Exhibit 99.1

New Energy Systems Group Appoints Leading Industry Executive as Independent Director

Source: New Energy Systems Group On Thursday April 29, 2010, 8:00 am EDT

NEW YORK and SHENZHEN, China, April 29 /PRNewswire-Asia-FirstCall/ -- New Energy Systems Group (OTC Bulletin Board:NEWN.ob - News), a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems, today announced the appointment of Mr. Rongqi Dai as a new, independent member of the company's Board of Directors.

Mr. Fushun Li, Chief Executive Officer, commented, "The Board and management are committed to building a talented and well-rounded leadership team that will support the next phase of our growth following our recent acquisitions and vertical integration. We are extremely pleased to welcome Rongqi who brings decades of hands-on experience growing successful companies. In particular, he has extensive experience in the portable electronics industry, including highly successful product launches for a variety of consumer electronics products. His experience will be extremely valuable as we grow our direct-to-consumer business and continue to position ourselves at the forefront of the lithium ion battery market."

Rongqi Dai has successfully built and led a variety of companies within the consumer electronics market. Since 2003, Mr. Dai has served as Executive Director of CEC Shenzhen SED Electronics Co., Ltd., with full responsibility for sales and marketing of the company's mobile phone accessories. CEC Shenzhen SED Electronics is focused on the Chinese mobile phone handset market with annual sales approaching RMB $500 million. Previously, Mr. Dai served for seven years as President of Shenzhen Qianhao Communication Electronics Co., Ltd., a subsidiary of Shenzhen Zhongfa Electronic Co. Prior to that, he served for seven years as President of Shenzhen Zhongfa Electronic Co., Ltd., which is affiliated with the China Electronic Appliance Corporation, one of the three largest state-owned trading companies in the electronic industry in China. There he was responsible for R&D and marketing a variety of GPS products.

About New Energy Systems Group

New Energy Systems Group is a vertically integrated original design manufacturer and distributor of lithium ion batteries and backup power systems for mobile phones, laptops, digital cameras, MP3s and a variety of other portable electronics. The company's end-user consumer products are sold under the Anytone brand in China, and the company has begun expanding its international sales efforts. The fast pace of new mobile device introductions in China combined with a growing middle class make it fertile ground for New Energy's end-user consumer products as well as its high-powered, lightweight lithium ion batteries. In addition to historically strong organic growth, New Energy is expected to benefit from economies of scale, broader distribution, greater production capacity and higher profit margins in 2010. Additional information about the company is available at: http://www.newenergysystemsgroup.com .

Forward Looking Statements

Except for the historical information, the matters discussed in this news release may contain forward-looking statements, including, but not limited to, factors relating to future results. These forward-looking statements may involve a number of risks and uncertainties. Actual results may differ materially based on a number of factors, including, but not limited to, uncertainties in product demand, risks related to doing business in China, the impact of competitive products and pricing, changing economic conditions around the world, release and sales of new products and other risk factors detailed in the Company's most recent annual report and other filings with the Securities and Exchange Commission.

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